Exhibit 10.33

October 13, 2014

James Avenue LLC

3 New York Avenue

Jersey City, NJ 07307

25 Van Keuren LLC

New York Avenue

Jersey City. NJ -07307

Joseph Smentkowski, Inc.

3 New York Avenue

Jersey City, NJ 07307

Attn: Mr. Gary Giordano

Memorandum of Understanding

Dear Mr. Giordano:

This Memorandum of Understanding between CleanTech Biofuels., Inc., a Delaware corporation (“CleanTech”), James Avenue LLC, a New Jersey limited liability company (the “Site Owner”), 25 Van Keuren LLC, a New Jersey limited liability company (the “Applicant”), and Joseph Smentkowski, Inc., a New Jersey corporation (the “Tenant”, and together with the Site Owner and the Applicant, the “Giordano Parties”, and together with CleanTech, all signatories hereto are referred to as the “Parties”) is intended to confirm our understanding of the principal terms of the agreement between the Parties to enter into definitive agreements as follows.

RECITALS

WHEREAS, Gary Giordano owns and controls, directly or indirectly, the Giordano Parties,

WHEREAS, the Site Owner owns a parcel of real property located at 25 Van Keuren Avenue, Jersey City, NJ (the “Site”),

WHEREAS, the Site Owner and the Tenant have an existing lease agreement with respect to the Site,

WHEREAS, upon the receipt of all necessary governmental and administrative approvals, the Site Owner intends to lease the Site to the Applicant so that the Applicant can operate a municipal solid waste (“MSW”) transfer station at the Site, pursuant to a new lease agreement to be entered into between the Site Owner and the Applicant (the “Lease Agreement”),

WHEREAS, the Site Owner and the Applicant have commenced the process of applying for a solid waste facility permit from the New Jersey Meadowlands Commission (the “NJMC”) to operate a material recovery facility and transfer station at the Site (the “MRF/TS”),

WHEREAS, CleanTech owns technology related to a biomass recovery process that transforms MSW into high quality biomass that can be used for commercial purposes (the “Biomass Recovery Process”),

WHEREAS, the Parties desire to enter into agreements whereby (1) the Giordano Parties and CleanTech will work together and cooperate to complete the MRF/TS permitting process for the Site, (2) upon receipt of all necessary permits and approvals, CleanTech will have the option to purchase the Applicant, and, among other things, will assume the Applicant’s rights and obligations under the Lease Agreement, and (3) CleanTech will install its’ Biomass Recovery Process at the transfer station at its’ sole cost and expense (all such transactions and related matters and approvals are collectively referred to as the “Transactions”).

NOW, THEREFORE, in consideration of the foregoing, the intent of the Parties to this memorandum of understanding and in good faith and sufficient consideration, the receipt of which is hereby acknowledged, the Parties hereby agree as follows:

1.        Proposed Definitive Agreements. (a) As soon as reasonably practicable after the execution of this memorandum of understanding, the Parties shall commence to negotiate definitive agreements (the "Definitive Agreements") to effect the transactions described above and contemplated by this memorandum of understanding. The Definitive Agreements will include the terms summarized in this memorandum of understanding and such other representations, warranties, conditions, covenants, indemnities and other terms that are customary for transactions of this kind and are not inconsistent with this memorandum of understanding.

(b) The Definitive Agreements shall include, but not be limited to,

(i)     An escrow agreement which will provide for CleanTech to fund any past and future engineering and legal expenses incurred by the Applicant directly attributable to the permit process for the MRF/TS;

(ii)    An option agreement which will provide CleanTech the right to purchase the Applicant on terms agreed to by CleanTech and the Applicant, provided that such agreement shall include, among other things, a right of the Giordano Parties to repurchase the Applicant upon the occurrence of an event of default of CleanTech pursuant to the Lease Agreement;

(iii)   the Lease Agreement between the Site owner and the Applicant for a period of not less than twenty (20) years, including two 5-year options to extend the term of the lease to 30 years, with terms and conditions approved and agreed to by CleanTech and the Site Owner, together with all necessary and appropriate government approvals;

(iv)   the Giordano Parties and their respective affiliates entering into restrictive covenants, in a form acceptable to CleanTech, agreeing not to: (i) compete with CleanTech’ s operation of the MRF/TS or Biomass Recovery Process for the term of the Lease Agreement for the Site referred to above, and (ii) hire or solicit any employee of CleanTech’ s Biomass Recovery Process or encourage any such employee to leave such employment for a period of the term of the lease for the Site referred to above, provided, however, that this provision shall not (A) apply if CleanTech ceases to do business and (B) prohibit Giordano parties from engaging in the business of brokering and or securing garbage hauling business, and

(v)    an agreement between Tenant and the Site Owner which provides that on or before the acquisition of the Applicant by CleanTech pursuant to the Option Agreement, Tenant shall vacate and quit the Site and terminate any lease agreement with the Site Owner.

2.        Conditions. CleanTechs’ obligation to close the proposed Transaction will be subject to customary conditions, including:

(a)     CleanTechs’ satisfactory completion of due diligence;

(b)     the approval of the Transaction by the board of directors or managing members, as the case may be, of each of the Parties;

(c)     the Parties' execution of the Definitive Agreements and any ancillary agreements;

(d)     the receipt of any regulatory approvals and third party consents, on terms satisfactory to CleanTech; and

(e)     the occurrence of no material adverse change in the business, results of operations, prospects, condition (financial or otherwise) or assets related to the Transaction.

3.        Covenants of the Giordano Parties. During the period from the signing of this memorandum of understanding through the execution of the Definitive Agreements, the Giordano Parties will: (i) conduct its business in the ordinary course in a manner consistent with past practice, (ii) cooperate with and assist CleanTech in obtaining all necessary approvals, authorizations and permits necessary to effect the Transaction, and (iii) use its best efforts to effect the Transaction.

4.     Exclusivity.

(a)     In consideration of the expenses that CleanTech has incurred and will incur in connection with the proposed Transaction, the Giordano Parties agree that until such time as this memorandum of understanding has terminated in accordance with the provisions of paragraph 5 (such period, the "Exclusivity Period"), neither it nor any of its representatives, officers, employees, directors, agents, stockholders, subsidiaries or affiliates (the "Giordano Group") shall initiate, solicit, entertain, negotiate, accept or discuss, directly or indirectly, any proposal or offer from any person or group of persons other than CleanTech and its affiliates (a "Competing Proposal") to develop a facility or operation at the Site contemplated by this memorandum of understanding, whether by merger, purchase of stock, purchase of assets, joint venture, tender offer or otherwise, or provide any non-public information to any third party in connection with a Competing Proposal or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Transaction with CleanTech. The Giordano Parties agree to immediately notify CleanTech if any member of the Giordano Group receives any indications of interest, requests for information or offers in respect of an Competing Proposal, and will communicate to CleanTech in reasonable detail the terms of any such indication, request or offer, and will provide CleanTech with copies of all written communications relating to any such indication, request or offer. Immediately upon execution of this memorandum of understanding, the Giordano Parties shall, and shall cause the Giordano Group to, terminate any and all existing discussions or negotiations with any person or group of persons other than CleanTech and its affiliates regarding a Competing Proposal. The Giordano Parties represent that no member of the Giordano Group is party to or bound by any agreement with respect to a Competing Proposal other than under this memorandum of understanding.

(b)     If within the Exclusivity Period, the respective Giordano Parties do not execute definitive documentation for the Transaction reflecting the material terms and conditions for the Transaction set forth in this memorandum of understanding or material terms and conditions substantially similar thereto (other than as a result of either the mutual agreement by CleanTech and the Giordano Parties to terminate this memorandum of understanding or to change such material terms and conditions in any material respects or the unilateral refusal of CleanTech to execute such definitive documentation), then the Giordano Parties shall pay to CleanTech an amount equal to the reasonable out-of-pocket expenses in an amount not to exceed $50,000 (including the reasonable fees and expenses of legal counsel, accountants and other advisors and whether incurred prior to or after the date hereof) incurred by CleanTech in connection with the proposed Transaction, which amount shall be payable in same day funds on the day that is the first business day after the Exclusivity Period.

5.        Termination. This memorandum of understanding will automatically terminate and be of no further force and effect upon the earlier of (i) execution of Definitive Agreements by CleanTech and the Giordano Parties, (ii) mutual agreement of CleanTech and the Giordano Parties, and (iii) 5 PM (NYC time) on June 29, 2015. Notwithstanding anything in the previous sentence, paragraphs 4(b), 6, 7, 9 and 10 shall survive the termination of this memorandum of understanding and the termination of this memorandum of understanding shall not affect any rights any Party has with respect to the breach of this memorandum of understanding by another Party prior to such termination.

6.        Governing Law. This memorandum of understanding shall be governed by and construed in accordance with internal laws of the State of New Jersey.

7.        Confidentiality. Each party shall insure that all confidential information which such party or any of its respective officers, directors, employees, attorneys, agents, investment bankers, or accountants may now possess or may hereafter create or obtain relating to the financial condition, results of operations, business, properties, assets, liabilities, or future prospects of the other party, any affiliate of the other party, or any customer or supplier of such other party or any such affiliate shall not be published, disclosed, or made accessible by any of them to any other person or entity at any time or used by any of them, in each case without the prior written consent of the other party; provided, however, that the restrictions of this sentence shall not apply (a) as may otherwise be required by law, (b) as may be necessary or appropriate in connection with the enforcement of this memorandum of understanding, (c) to the extent such information shall have otherwise become publicly available, or (d) as to CleanTech, to disclosure by or on its behalf to existing or prospective lenders or to others whose consent may be required or desirable in connection with obtaining the financing or consents which are required or desirable to consummate the Transaction. Each party shall, and shall cause all of such other persons and entities who received confidential data from it to, deliver to the other party all tangible evidence of such confidential information to which the restrictions of the foregoing sentence apply at such time as negotiations with respect to the Transaction are terminated before the parties enter into any formal agreement as contemplated by this memorandum of understanding. The parties agrees to cooperate with respect to any publicity relating to the Transactions.

8.        No Third Party Beneficiaries. Except as specifically set forth or referred to herein, nothing herein is intended or shall be construed to confer upon any person or entity other than the Parties and their successors or assigns, any rights or remedies under or by reason of this Memorandum of understanding.

9.        Brokers. Neither party has dealt with or engaged any broker or investment banker with respect to the Transaction, and each Party will indemnify the other Party against any claims arising out of such Party’s actions with respect thereto.

10.      Expenses. Except as set forth in paragraphs 1(b)(i) and 4(b), each of the Parties will pay their own transaction expenses, including the fees and expenses of investment bankers and other advisors, incurred in connection with the proposed Transaction.

11.      No Binding Agreement. This memorandum of understanding reflects the intention of the Parties, but for the avoidance of doubt neither this memorandum of understanding nor its acceptance shall give rise to any legally binding or enforceable obligation on any Party, except with regard to paragraphs 4(b) through 11 hereof. No contract or agreement providing for any transaction involving the Transaction shall be deemed to exist between the Giordano Parties and CleanTech and any of its affiliates unless and until final definitive agreements have been executed and delivered.

12.      Notices. All notices by either CleanTech or the Giordano Parties to each other party hereto shall be in writing and sent by U.S. mail, courier, email or facsimile, and shall be effective as of the date and time sent. All such notices shall be sent to the following parties:

(a)      notices to CleanTech shall be sent to

Edward P. Hennessey

Chairman and CEO

CleanTech Biofuels, Inc.

7386 Pershing Avenue

St. Louis, MO 63130

Tel: 314-802-8671

Fax: 314-802-875

Email: ed.hennessey@cleantechbiofuels.net

With a copy to: bczack@icloud.com

(b)      notices to the Giordano Parties shall be sent, in each case, to:

James Avenue LLC

3 New York Avenue

Jersey City, NJ 07307

25 Van Keuren LLC

3 New York Avenue

Jersey City, NJ 07307

Joseph Smentkowski, Inc.

3 New York Avenue

Jersey City, NJ 02307

Attn: Gary Giordano

Tel: 201-866-7510

Fax: 201-420- 9215

Email: tgiordano@galaxyrecycling.com

With a copy to: chiaialaw@gmail.com

14.      Miscellaneous. This memorandum of understanding may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement. The headings of the various sections of this memorandum of understanding have been inserted for reference only and shall not be deemed to be a part of this memorandum of understanding.

[SIGNATURE PAGE FOLLOWS]

If you are in agreement with the terms set forth above and desire to proceed with the proposed Transaction on this basis, please sign this memorandum of understanding in the space provided below and return an executed copy to CleanTech pursuant to paragraph 13.

Very truly yours, CLEANTECH BIOFUELS, INC.
By: ____________________ Name: Edward P. Hennessey Title: Chairman and CEO

Agreed to and accepted as of the date first written above:

JAMES AVENUE LLC. By: ______________________ Name: Gary Giordano Title: Managing Member
25 VAN KEUREN LLC
By: ______________________ Name: Gary Giordano Title: Managing Member JOSEPH SMENTKOWSKI, INC. By: ______________________ Name: Gary Giordano Title: President and CEO